Exhibit 10.1

SHOE CARNIVAL, INC. 2016 EXECUTIVE
INCENTIVE COMPENSATION PLAN

Section 1.    Purpose of Plan

          The purpose of the Plan is to promote the success of the Company by providing to participating executives of the Company bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

Section 2.    Definitions and Terms

          2.1    Accounting Terms.    Except as otherwise expressly provided or the context otherwise requires, financial and accounting terms are used as defined for purposes of, and shall be determined in accordance with, generally accepted accounting principles, as from time to time in effect in the United States of America, as applied and reflected in the consolidated financial statements of the Company, prepared in the ordinary course of business.

          2.2    Specific Terms.    The following words and phrases as used herein shall have the following meanings unless a different meaning is plainly required by the context:

“Annual Return To Shareholders” means the Company’s return to shareholders as represented by share price appreciation plus dividends paid on one share of Common Stock during any Year during a Performance Period.

“Average Sales Per Square Foot” for any Year means the aggregate Net Sales of all stores open during the entire Year, divided by the aggregate square footage of such stores.

“Average Sales Per Square Foot for New Stores” for any Year means the aggregate Net Sales of all stores opened in the prior Year and remaining open during the entire Year, divided by the aggregate square footage of such stores.

“Base Salary” in respect of any Performance Period means the aggregate base annualized salary of a Participant from the Company and all affiliates of the Company at the time the Participant is selected to participate for that Performance Period, exclusive of any commissions or other actual or imputed income from any Company provided benefits or perquisites, but prior to any reductions for salary deferred pursuant to any deferred compensation plan or for contributions to a plan qualifying under Section 401(k) of the Code or contributions to a cafeteria plan under Section 125 of the Code.

“Bonus” means a cash payment or payment opportunity as the context requires.

“Business Criteria” means any one or any combination of Annual Return to Shareholders, Net Sales, Net Income, Net Income before Nonrecurring Items, Operating Income, Return on Equity, Return on Assets, EPS, EBITDA, EBITDA before Nonrecurring Items, Comparable Store Sales, Average Sales Per Square Foot or Average Sales Per Square Foot for New Stores, in each case during any Year during a Performance Period.  In addition, Business Criteria also includes any of the foregoing criteria as calculated before any Bonus expense for that Year and/or before any store closing costs and impairment charges recognized in that Year.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board of Directors or any successor committee which will administer the Plan in accordance with Section 3 of the Plan and Section 162(m) of the Code.

“Common Stock” means the Common Stock, par value $0.01 per share, of the Company.

“Company” means Shoe Carnival, Inc. and its consolidated subsidiaries, and any successor, whether by merger, ownership of all or substantially all of its assets or otherwise.

“Comparable Store Sales”  for any Year shall mean the comparable store sales value, expressed as a percent increase or decrease, as periodically reported by the Company in its press releases and filings with the Securities and Exchange Commission, or as otherwise calculated and disclosed to the Committee.

“EBITDA” for any Year means the consolidated net income before interest, income taxes, depreciation and amortization of the Company as reflected in the Company’s audited consolidated financial statements for the Year.

“EBITDA before Nonrecurring Items” for any Year means EBITDA of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company’s audited consolidated financial statements for the Year.

“EPS” for any Year means diluted Net Income per share of the Company, as reported in the Company’s audited consolidated financial statements for the Year.

“Executive” means a key employee (including any officer) of the Company.

“Net Income” for any Year means the consolidated net income of the Company, as reported in the Company’s audited consolidated financial statements for the Year.

“Net Income before Nonrecurring Items” for any Year means the Net Income of the Company before any extraordinary or unusual one-time nonrecurring expenses or other charges as reflected in the Company’s audited consolidated financial statements for the Year.

“Net Sales” for any Year means the Company’s total net sales as reported in the Company’s audited consolidated financial statements for the Year.

“Operating Income” for any Year means the operating income of the Company as reflected in the Company’s audited consolidated financial statements for the Year.

“Participant” means an Executive selected to participate in the Plan by the Committee.

“Performance Period” means the Year or Years with respect to which the Performance Targets are set by the Committee.

“Performance Target(s)” means the specific objective goal or goals (which may be cumulative and/or alternative) that are timely set in writing by the Committee for each Executive for the Performance Period in respect of any one or more of the Business Criteria.

“Plan” means this Shoe Carnival, Inc. 2016 Executive Incentive Compensation Plan, as amended from time to time.

“Return on Assets” for any Year means Net Income divided by the monthly average of total assets of the Company for the Year, as reflected in the Company’s consolidated financial statements for the Year.

“Return on Equity” for any Year means Net Income divided by the shareholders’ equity of the Company at the beginning of the Year, as reflected in the Company’s audited consolidated financial statements for the Year.

“Section 162(m)” means Section 162(m) of the Code, and the regulations promulgated thereunder, all as amended from time to time.

“Section 409A” means Section 409A of the Code, and the regulations promulgated thereunder, all as amended from time to time.

 “Year” means any one or more fiscal years of the Company commencing on or after January 31, 2016 and ending no later than January 30, 2021.

Section 3.    Administration of the Plan

          3.1    The Committee.    The Plan shall be administered by the Committee, which shall consist of at least three members of the Board of Directors of the Company, duly authorized by the Board of Directors of the Company to administer the Plan, who (i) are not eligible to participate in the Plan and (ii) are “outside directors” within the meaning of Section 162(m).

          3.2    Powers of the Committee.    The Committee shall have the sole authority to establish and administer the Performance Target(s) and the responsibility of determining from among the Executives those persons who will participate in and receive Bonuses under the Plan and, subject to Sections 4 and 5 of the Plan, the amount of such Bonuses and shall otherwise be responsible for the administration of the Plan, in accordance with its terms. The Committee shall have the authority to construe and interpret the Plan (except as otherwise provided herein) and any agreement or other document relating to any Bonus under the Plan, may adopt rules and regulations governing the administration of the Plan, and shall exercise all other duties and powers conferred on it by the Plan, or which are incidental or ancillary thereto. For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who are selected as Participants in the Plan.

          3.3    Requisite Action.    A majority (but not fewer than two) of the members of the Committee shall constitute a quorum. The vote of a majority of those present at a meeting at which a quorum is present or the unanimous written consent of the Committee shall constitute action by the Committee.

          3.4    Express Authority (and Limitations on Authority) to Change Terms and Conditions of Bonus.    Without limiting the Committee’s authority under other provisions of the Plan, but subject to any express limitations of the Plan and Section 5.8, the Committee shall have the authority to accelerate a Bonus (after the attainment of the applicable Performance Target(s)) and to waive restrictive conditions for a Bonus (including any forfeiture conditions, but not Performance Target(s)), in such circumstances as the Committee deems appropriate. In the case of any acceleration of a Bonus after the attainment of the applicable Performance Target(s), the amount payable shall be discounted to its present value using an interest rate equal to Moody’s Average Corporate Bond Yield for the month preceding the month in which such acceleration occurs.

Section 4.    Bonus Provisions

          4.1    Provision for Bonus.    Each Participant may receive a Bonus if and only if the Performance Target(s) established by the Committee, relative to the applicable Business Criteria, are attained. The applicable Performance Period and Performance Target(s) shall be determined by the Committee consistent with the terms of the Plan and Section 162(m). Notwithstanding the fact that the Performance Target(s) have been attained, the Company may pay a Bonus of less than the amount determined by the formula or standard established pursuant to Section 4.2 or may pay no Bonus at all, unless the Committee otherwise expressly provides by written contract or other written commitment.

          4.2    Selection of Performance Target(s).    The specific Performance Target(s) with respect to the Business Criteria must be established by the Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the Performance Target(s) remains substantially uncertain within the meaning of Section 162(m). At the time the Performance Target(s) are selected, the Committee shall provide, in terms of an objective formula or standard for each Participant, and for any person who may become a Participant after the Performance Target(s) are set, the method of computing the specific amount that will represent the maximum amount of Bonus payable to the Participant if the Performance Target(s) are attained, subject to Sections 4.1, 4.3, 4.7, 5.1 and 5.8.

          4.3    Maximum Individual Bonus.    Notwithstanding any other provision hereof, no Executive shall receive a Bonus under the Plan for any Year in excess of $2 million or, if less, 200% of his or her Base Salary for the Year. No Executive shall receive aggregate bonuses under this Plan in excess of $10.0 million.

          4.4    Selection of Participants.    For each Performance Period, the Committee shall determine, at the time the Business Criteria and the Performance Target(s) are set, those Executives who will participate in the Plan.

          4.5    Effect of Mid-Year Commencement of Service.    To the extent compatible with Sections 4.2 and 5.8, if an Executive commences employment with the Company after the adoption of the Plan and the Performance Target(s) are established for a Performance Period, the Committee may grant to that Executive a Bonus for that Performance Period that is proportionately adjusted based on the period of actual service during such Performance Period.

          4.6    Accounting Changes.    Subject to Section 5.8, if, after the Performance Target(s) are established for a Performance Period, a change occurs in the applicable accounting principles or practices, the amount of the Bonuses paid under this Plan for such Performance Period shall be determined without regard to such change.

          4.7    Committee Discretion to Determine Bonuses.    The Committee has the sole discretion to determine the standard or formula pursuant to which each Participant’s Bonus shall be calculated (in accordance with Section 4.2), whether all or any portion of the amount so calculated will be paid, and the specific amount (if any) to be paid to each Participant, subject in all cases to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Committee. In addition to the establishment of Performance Targets as provided in Section 4.2, the Committee may at any time establish additional conditions and terms of payment of Bonuses (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it may deem desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. The Committee may not, however, increase the maximum amount permitted to be paid to any individual under Section 4.2 or 4.3 of the Plan or award a Bonus under this Plan if the applicable Performance Target(s) have not been satisfied.

          4.8    Committee Certification.    No Participant shall receive any payment under the Plan unless the Committee has certified, by resolution or other appropriate action in writing, that the amount thereof has been accurately determined in accordance with the terms, conditions and limits of the Plan and that the Performance Target(s) and any other material terms previously established by the Committee or set forth in the Plan were in fact satisfied.

          4.9    Time of Payment.    Any Bonuses granted by the Committee under the Plan shall be paid in a single annual payment as soon as practicable following the latest of (a) the end of the applicable Year, (b) the Committee’s determinations under this Section 4 and (c) the certification of the Committee’s findings under Section 4.8, but in no event later than two and one half months following the last day of such Year (the “Payment Date”). Any such payment shall be in cash or cash equivalent, subject to applicable withholding requirements.

          4.10    Employment on Payment Date.     To be entitled to a Bonus payment under this Plan for any Year, the Executive must remain employed by the Company through the Payment Date for such Year. Notwithstanding the preceding sentence, however, if the Executive leaves employment with the Company prior to the Payment Date for such Year due to voluntary retirement on or after age 60, disability or death, the Executive shall remain eligible for a Bonus payment for any Year that had been completed prior to the Executive leaving employment, to the extent the Committee determines that the Executive is otherwise entitled to a Bonus for such Year under this Section 4. Such Bonus payment, if any, shall be paid in accordance with the provisions of Section 4.9.

Section 5.    General Provisions

          5.1    No Right to Bonus or Continued Employment.    Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company (including, for purposes of this Section 5.1, any predecessor or subsidiary), the Board of Directors of the Company or the Committee in respect of the Plan, shall be held or construed to confer upon any person any legal right to receive, or any interest in, a Bonus or any other benefit under the Plan, or any legal right to be continued in the employ of the Company unless otherwise provided by the Committee by contract or agreement. The Company expressly reserves any and all rights to discharge an Executive in its sole discretion, without liability of any person, entity or governing body under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the Performance Target(s) have been attained and/or the individual maximum amounts pursuant to Section 4.2 have been calculated, the Company shall have no obligation to pay any Bonus hereunder nor to pay the maximum amount so calculated, unless the Committee otherwise expressly provides by written contract or other written commitment.

          5.2    Discretion of Company, Board of Directors and Committee.    Any decision made or action taken by the Company or by the Board of Directors of the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation and effect of the Plan shall be within the absolute discretion of such entity and shall be conclusive and binding upon all persons. No member of the Committee shall have any personal liability for actions taken or omitted under the Plan by the member or any other person.

          5.3    Absence of Liability.    A member of the Board of Directors of the Company or a member of the Committee of the Company or any officer of the Company shall not be personally liable for any act or inaction hereunder, whether of commission or omission.

          5.4    No Funding of Plan.    The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any obligations of the Company to any Participant under the Plan shall be those of a debtor and any rights of any Participant or former Participant shall be limited to those of a general unsecured creditor.

          5.5    Non-Transferability of Benefits and Interests.    Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any such attempted action shall be void and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former Participant. This Section 5.5 shall not apply to an assignment of a contingency or payment due after the death of the Executive to the deceased Executive’s legal representative or beneficiary.

          5.6    Law to Govern.    All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the internal laws of the State of Indiana.

          5.7    Non-Exclusivity.    Subject to Section 5.8, the Plan does not limit the authority of the Company, the Board of Directors of the Company or the Committee, or any subsidiary of the Company, to grant awards or authorize any other compensation under any other plan or authority, including, without limitation, awards or other compensation based on the same Performance Target(s) used under the Plan.

          5.8    Section 162(m) Conditions; Bifurcation of Plan.    It is the intent of the Company that the Plan and Bonuses paid hereunder satisfy and be interpreted in a manner, that, in the case of Participants who are or may be persons whose compensation is subject to Section 162(m), satisfies any applicable requirements as performance-based compensation. Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded. Notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board of Directors of the Company or the Committee in any manner so that certain provisions of the Plan or any Bonus intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).

          5.9    Section 409A Compliance.     It is the intent of the Company that any Bonus payable under this Plan be exempt from the requirements of Section 409A to the maximum extent possible, including pursuant to the short-term deferral exception described in Treasury Regulation 1.409A-1(b)(4). However, to the extent Section 409A is applicable to a Bonus paid under this Plan, the Company intends that the payment of such Bonus comply with any applicable limitations, restrictions and requirements of Section 409A.

Section 6.    Amendments, Suspension or Termination of Plan

          Except as otherwise expressly agreed to in writing by the Committee, the Board of Directors of the Company or the Committee may, from time to time amend, suspend or terminate, in whole or in part, the Plan, and if suspended or terminated, may reinstate any or all of the provisions of the Plan; provided no amendment, suspension or termination of the Plan shall in any manner affect any Bonus theretofore granted pursuant to the Plan (whether or not the applicable Performance Targets have been attained) without the consent of the Participant to whom the Bonus was granted. Notwithstanding the foregoing, no amendment may be effective without the approval of the Board of Directors of the Company and/or shareholder approval if such approval is necessary to comply with the applicable rules under Section 162(m) of the Code.

Approved by the Board of Directors of
Shoe Carnival, Inc.
as of March 15, 2016

Approved by the Shareholders of
Shoe Carnival, Inc.
as of June 16, 2016